UNITED STATES

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Oragenics, Inc.
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August 6, 2021

To My Fellow Shareholders,

I am proud to share with you Oragenics’ near-term product-development strategy and longer-term corporate goals in light of our recently announced agreements with the National Research Council of Canada (NRC) for a Technology License Agreement and a Material Transfer Agreement. These agreements are highly complementary to various existing agreements, and in combination, they fundamentally impact and differentiate our COVID-19 vaccine program.

In a previous letter to shareholders, I affirmed the direction Oragenics is taking and committed to the speedy, yet prudent execution of our business strategy. With this recently announced development, we are able to maintain our momentum on the path toward becoming a significant vaccine developer with products that address evolving public health needs.

Complementary Agreements Support Terra CoV-2

Our recently announced Technology License Agreement and Material Transfer Agreement with the NRC elevate Oragenics’ lead Terra CoV-2 vaccine program to new heights. I am excited to share with you the potential these new technologies bring and how they may enable Oragenics to rapidly engineer vaccine antigens against current and emerging variants of the SARS-CoV-2 virus.

The Terra CoV-2 vaccine is being developed in anticipation of the shift from vaccines being used under an Emergency Use Authorization in a pandemic environment to what is expected to be a more traditional, ongoing global market for combatting infectious diseases. The rapid emergence of the highly infectious delta variant of SARS-CoV-2 has highlighted the need to develop improved vaccine strategies that can reduce viral transmission as well as serious cases of COVID-19. The NRC licensing deal completes the third leg of advancing our vaccine development plan, which is made possible by three complementary licensing agreements.

●	First, our Terra CoV-2 vaccine candidate is being developed under a nonexclusive license with the U.S. National Institutes of Health (NIH) for their prefusion stabilized spike protein. The NIH spike protein holds various benefits compared with current commercial vaccines and represents a unique commercial opportunity with advantages that include a greater likelihood of successful antibody generation, improved immunogenic responses, reduced viral spread and lower antigen concentration requirements. Terra CoV-2 has demonstrated protective immunity in immunized mice that were challenged with mouse-adapted SARS-CoV-2 virus. This NIH data shows that when combined with an adjuvant, there was complete inhibition of virus growth in the nasal cavities and lungs of these animals.

●	Second, our recently signed agreements with the NRC for technology and stable cell lines, complement our NIH agreement and may enable Oragenics to be agile in rapidly developing vaccines for emerging variants. This includes the ability to engineer vaccine antigens against the original Wuhan strain of SARS-CoV-2, as well as the South African and other emerging variants of concern. The NRC technology may also enable the production of cell lines within six to eight weeks of spike gene construct availability, compared with six to nine months for traditional cell line creation. This contraction of timelines further expedites the evaluation of SARS-CoV-2 antigen candidates in preclinical and clinical studies. The technology licensed from the NRC may enhance the stability of candidates from improved immunological properties of the hybrid NIH/NRC construct, which combines the NIH construct with a different trimerization domain.

●	And third, our previously announced material transfer agreement with Biodextris Inc., gives Oragenics access to three intranasal mucosal adjuvants to be used in combination with our antigen candidates, potentially enabling Terra CoV-2 to benefit from both intranasal and intramuscular administration options. We have already initiated preclinical studies of Terra CoV-2 plus Biodextris’ intranasal mucosal adjuvants and expect results from our mouse immunogenicity study in the coming weeks. If successful, this study will be followed by a hamster viral challenge study and an IND enabling toxicology study. The data from these studies will support our Investigational New Drug Applications to the U.S. Food and Drug Administration and to Health Canada to initiate human clinical trials.

Addition To Our Vaccine Development Team

With the NRC licensing deal signed, we are on track to make immediate and meaningful progress in the Terra CoV-2 program and I believe we have the team in place to see our vision through. In a previous shareholder letter, I discussed some of the human capital additions we’ve made to Oragenics. Today I would like to announce another addition that makes the Oragenics vaccine program even stronger.

We have engaged Timothy Cooke, Ph.D. as a consultant to our program. Dr. Cooke is a leading expert in domestic and global vaccine policy with more than 30 years of vaccine experience. His expertise will be significantly additive to Oragenics’ Terra CoV-2 development roadmap and improve our ability to provide an impactful solution.

We couldn’t have a better addition to our team. Dr. Cooke currently serves as the Biotechnology Industry Representative to the U.S. National Vaccine Advisory Committee. He has also been a member of the Vaccine Policy Advisory Committee of the Biotechnology Industry Organization (BIO) and BIO’s Antimicrobial Resistance Working Group. He entered the vaccine industry in 1991, joining the newly created Merck Vaccines business unit where he had domestic and international commercial responsibilities over the next nine years. He was a founding member of Sanofi Pasteur-MSD, a European joint venture for vaccine development and commercialization, and led the formation of Merck’s vaccine business in Central and Eastern Europe. Dr. Cooke has had several leadership roles in the biotechnology industry, serving as Chief Executive Officer of NovaDigm Therapeutics and was previously Chief Executive Officer of Mojave Therapeutics, a company developing therapeutic vaccines against viral infections and cancer that was sold to Antigenics in 2004.

Rescheduled Annual Meeting of Shareholders – Please Vote!

I would like to conclude with a comment on our reconvened Annual Meeting of Shareholders, which will be held on August 23, 2021 at 4 p.m. Eastern time in Tampa, Fla. This meeting was originally set for June 30, 2021 but was adjourned and rescheduled without any business being conducted due to a lack of the required quorum. Shareholders of record as of May 5, 2021 are entitled to vote, and your vote is vital to Oragenics’ ability to advance our value-creating growth strategy. There are five proposals on the proxy, and we urge you to vote FOR all five.

Regardless of how you decide to vote and regardless of the number of shares you own, every vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to protect your investment in Oragenics and enable our future success by voting.

If you have any questions relating to the annual meeting, need assistance voting your shares, or want to provide verbal voting instructions, please call our proxy solicitation advisors, Advantage Proxy, toll-free at 1-877-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing it in the postage-paid envelope provided. If you have previously cast your votes, no further action is needed as your votes remain in force.

On behalf of the Oragenics Board of Directors, we thank you for your continued support. We look forward to reporting our ongoing progress to you.

Sincerely,

Frederick W. Telling

Executive Chairman

August 6, 2021

About Oragenics, Inc.

Oragenics, Inc. is a development stage company dedicated to fighting infectious diseases including coronaviruses and multi-drug resistant organisms. Its lead product is Terra CoV-2, a vaccine candidate to prevent COVID-19, and variants of the SARS-CoV-2 virus. The Terra CoV-2 program leverages coronavirus spike protein research licensed from the National Institutes of Health, with a focus on addressing supply-chain challenges, and offering more patient-friendly administration, such as intra-nasal. Its lantibiotics program features a novel class of antibiotics against infectious diseases including Gram-negative and Gram-positive bacteria that have developed resistance to commercial antibiotics.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of Terra CoV-2 and lantibiotics under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of Noachis Terra’s Terra CoV-2 vaccine and our lantibiotics, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to Terra CoV-2 and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of Terra CoV-2 to other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Oragenics, Inc.
Michael Sullivan, Chief Financial Officer
813-286-7900
msullivan@oragenics.com
or
LHA Investor Relations
Kim Golodetz
212-838-3777
kgolodetz@lhai.com